Exhibit 2.2

PURCHASE AND SALE AGREEMENT

Dated this 1st day of April 2008

Between

Synthenol Inc ('Synthenol')

And

Ryerson Corporation A.V.V. (‘Ryerson’)

WHEREAS, Synthenol owns 100% of the issued and outstanding shares of 564448 BC Ltd (‘564448’) which is a wholly owned subsidiary.

AND WHEREAS, Synthenol owns 100% of the issued and outstanding shares of Casino Marketing S.A. (‘CMSA’) which is a wholly owned subsidiary.

AND WHEREAS, Synthenol wishes to sell their 100% ownership interest in 564448 and CMSA to Ryerson who wishes to purchase the said 100% ownership for the purpose of acquiring the operating company, CMSA, in Costa Rica.

AND WHEREAS, Synthenol has disclosed to Ryerson, all debts currently outstanding for 564448 and CMSA which Ryerson has acknowledged as having received.

NOW THEREFORE, for valuable consideration and by their mutual covenant, the parties agree as follow:

1.	Synthenol hereby sells 100% of the issued and outstanding shares of CMSA and 564448 to Ryerson who hereby purchases said shares.

2.	All rights, title and interest in, and to, 100% of the issued and outstanding shares of 564448 BC Ltd and Casino Marketing S.A. for the sum of $1.00.

3.	All inter-company debts between Casino Marketing S.A., 564448 BC Ltd and Synthenol are hereby cancelled.

4.	Synthenol will sign all documents to give effect to this transaction.

5.	Ryerson releases Synthenol from any liability in respect of CMSA and 564448

Dated this 1st day of April, 2008

/s/ Cecil Morris	/s/Edwin Geerman
Synthenol Inc	Ryerson Corporation A.V.V.